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                          MGI2, INC. LOCK-UP AGREEMENT

Capital West Securities, Inc.
One Leadership Square, Suite 200
211 North Robinson
Oklahoma City, Oklahoma 73102
Attention: Mr. Robert O. McDonald

         Re:  MGI2, INC. (THE "COMPANY")

Ladies and Gentlemen:

         The Company proposes to carry out a public offering (the "Offering") of its common stock (the "Common Stock") for which Capital West Securities, Inc. ("Capital West") will act as the managing underwriter, as more fully described in our Form N-2 Registration Statement, No.333-95905, as amended ("Registration Statement"). The Company recognizes that the Offering will benefit the Company by, among other things, raising additional capital for its operations. We acknowledge that Capital West is relying on our representations and agreements contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

         In consideration of the foregoing, the Company hereby agrees that the Company will not, without the express written consent of Capital West, offer to sell, contract to sell, or otherwise sell, issue, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Transfer") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock (collectively, "Securities") for a period commencing on the date of this Agreement and continuing for a period of one hundred-eighty
(180) days after the date of this Agreement, except the Company may (a) grant to Capital West the warrants to purchase Common Stock as described in the Registration Statement, (b) grant to the underwriters the option to purchase additional shares of Common Stock for the purpose of covering over-allotments in the Offering as described in the Registration Statement, (c) grant options to purchase up to 650,000 shares of Common Stock under the Company's 2000 Stock Plan as described in the Registration Statement and (d) issue shares of Common Stock pursuant to the proper exercise of such warrants and options.

         The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the Transfer by the Company of shares of Common Stock or Securities, except in compliance with the foregoing restrictions. Capital West, acting alone and in its sole discretion, may waive any provisions of this Agreement without notice to any third party.

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         This agreement is irrevocable and will be binding on the Company and the respective successors and assigns of the Company.

         Dated ____________________, 2000.

                                           MGi2, Inc.


                                           By
                                             ---------------------------------
                                               Cary M. Grossman,
                                               Chief Executive Officer


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